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                                                                    EXHIBIT 99.1

VA LINUX SYSTEMS UPDATES FINANCIAL GUIDANCE

FREMONT, Calif.--(BUSINESS WIRE)--Jan. 16, 2001--VA Linux Systems today announced that it expects revenue for the second fiscal quarter, ended January 27, 2001, to be $43 million to $50 million, an increase of 115% to 150% from the second quarter of fiscal 2000. It expects the loss for the quarter, excluding non-cash charges, to be in the range of $0.28 to $0.24 per share.

"We are in the midst of an overall economic slowdown which is affecting all of our sources of revenue, ranging from Linux servers to Web advertising banner sales," said President and CEO Larry Augustin. "The fiscal second quarter has traditionally been slow for us because of fewer selling days around the holiday season. However, thus far in January we have not seen the acceleration of business we normally see after the holidays. We believe the major contributing factor is the overall economic slowdown. Given the slowdown, we now expect revenue in fiscal 2001 to increase 60% over revenue for the previous year. This is a reduction from the guidance given previously of 125% year-over-year growth."

"Additionally, the current economic conditions are creating a difficult pricing environment resulting in lower gross margins. Going forward in this economic environment, we intend to focus on higher margin business and to manage expense levels such that we can achieve profitability given our revised revenue expectations."

Actual results will be announced on February 20, 2001 after the market closes, followed by a 2:00 P.M. PST conference call.

About VA Linux Systems

VA Linux Systems (Nasdaq:LNUX - news) is the world's Linux leader. The expert provider of Linux and Open Source solutions for the Web, VA Linux offers a single point of contact for highly customized Linux servers and storage -- featuring the industry's first Build-to-Order Software -- as well as professional consulting services and support. VA Linux Systems' mission is to make its customers successful through the use of Linux and Open Source -- whether they are e-businesses rapidly expanding their Internet infrastructures, or technology companies leveraging the power and methodology of Open Source software development. As part of its commitment to expanding the Open Source community, VA Linux Systems operates the Open Source Development Network (OSDN(TM)). A network of the leading Internet sites for Open Source development, distribution and discussion, OSDN includes SourceForge(TM), Freshmeat.net, Slashdot.org and Linux.com. Founded in 1993 and headquartered in Fremont, California with offices across North America, Europe and Japan, VA Linux is located on the Web at www.valinux.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding anticipated actual financial performance and results of operations for the Company's second fiscal quarter of 2001; future financial performance and results of our operations; and the Company's sales strategy and

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anticipated benefits therefrom. Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including: confirmation of the Company's actual results for the second fiscal quarter of 2001, including any accounting adjustments that may be required and the risk that sales for the remainder of the Company's second fiscal quarter of 2001 may not meet the Company's expectations; VA Linux's quarterly sales cycle and fluctuation in demand for our products and services, with increased fluctuation due to VA Linux's concentration of customers in the Internet infrastructure industry; competition with, and pricing pressures from, larger, more established companies and smaller, general purpose manufacturers; the fact that VA Linux has incurred and expects to continue to incur substantial losses; VA Linux's reliance on sales of server products and its success in expanding its services business; manufacturing and sourcing risks; the effectiveness of VA Linux's ongoing business strategy; the rate of growth and acceptance of Linux and the Open Source software development model; VA Linux's ability to continue to introduce new products and services, and to expand its business and operations, particularly internationally; VA Linux's dependence upon an Open Source business model, independent third-party Linux developers, and its single source contract manufacturer and suppliers; VA Linux's reliance upon strategic relationships with other companies and its ability to negotiate and implement specific terms relating to them; the scarcity of Linux-based applications; VA Linux's dependence on its Internet-based businesses; the enforceability of the GNU General Public License; VA Linux's ability to attract and retain qualified personnel; VA Linux's acquisition strategy and its ability to successfully integrate acquired companies into its operations; rapid technological and market change; the impact of rapid evolution of the Linux market on our ability to forecast demand and results; claims and potential damages resulting from information or postings on Internet sites; and risks associated with the Internet infrastructure and regulation. Investors should consult VA Linux's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended October 27, 2000, for further information regarding these and the other risks of the Company's business. These documents are available at the SEC Web site: www.sec.gov and www.freedgar.com.

Note to Editors: VA Linux Systems, VACM, OSDN and SourceForge are trademarks of VA Linux Systems, Inc. Linux is a registered trademark of Linus Torvalds. All other trademarks are property of their respective owners.